Exhibit 23.1



            CONSENT OF WILLIAMS, RICHEY & CO., INDEPENDENT
                     CERTIFIED PUBLIC ACCOUNTANTS




To:  ROYAL GOLD, INC. AND SUBSIDIARIES



     We hereby consent to the use and inclusion of our report dated August 28, 1995, in the Prospectus which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.



WILLIAMS, RICHEY & CO. P.C.


Denver, Colorado
August 9, 1996